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                                                                    Exhibit 99.1


                                  NEWS RELEASE


For More Information:                               For Release - Sept. 30, 2003
Analysts: Stephen C. Raffaele, Executive VP and Chief Financial Officer, 713-507-7408
Media: Graham Painter, Sr. VP, Corp.
Comm., 713-507-2770


      STERLING BANCSHARES CLOSES SALE OF STERLING CAPITAL MORTGAGE COMPANY


HOUSTON, Texas - Sterling Bancshares, Inc. (Nasdaq: SBIB) today announced that it has completed the sale of its Sterling Capital Mortgage Company subsidiary to RBC Mortgage Company, an indirect subsidiary of the Royal Bank of Canada. Sterling announced in July it had entered into an agreement to sell the mortgage company to RBC Mortgage Co. for approximately $100 million.

"This sale is a strategic divestiture for us," said J. Downey Bridgwater, Sterling Bancshares President and Chief Executive Officer. "It simplifies our business model and allows us to focus on our core competencies of serving owner-operated businesses. We thank our former employees for their years of dedicated service and wish them and RBC the very best."

Sterling Bancshares, Inc., is a Houston-based bank holding company with assets of $3.4 billion operating 35 banking offices in the greater metro areas of Dallas, Houston, and San Antonio, Texas. Sterling's common stock is traded through the Nasdaq National Market System under the symbol SBIB. For more information on Sterling Bancshares, please visit the company's web site at www.banksterling.com.


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